EXHIBIT 10-1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

        AGREEMENT dated as of January 1, 2002 between 4Kids Entertainment Licensing, Inc. with offices at 1414 Avenue of the Americas, New York, New York 10019 (“Employer”) and Alfred R. Kahn, 1414 Avenue of the Americas, New York, New York 10019 (“Employee”).

W I T N E S S E T H :

        WHEREAS, Employer and Employee previously entered into an Employment Agreement dated as of March 12, 1991 (“Prior Agreement”), which Prior Agreement was amended from time to time; and

        WHEREAS, Employer and Employee wish to amend and restate the Prior Agreement, as amended, in the Amended and Restated Employment Agreement (the “Agreement”) set forth below.

        NOW, THEREFORE, in consideration of the covenants herein contained, the parties hereto agree as follows:

1.     Employment and Duties.

    (a)        Employer hereby employs Employee and Employee hereby agrees to serve as Chairman of the Board and Chief Executive Officer of Employer and Employer’s affiliate, 4Kids Entertainment Inc. (“4Kids”). Employee shall be the chief executive officer of Employer and 4Kids and, as such, shall have full supervision and control of its business and affairs subject to the overall authority of the Board of Directors. Employee shall have such powers and duties as are customarily possessed by corporate chief executive officers. Employee also agrees to perform such other services for Employer and affiliates consistent with Employee’s position as shall, from time to time, be assigned to Employee by the Board of Directors of 4Kids and such services customary to such office as are necessary to the operations of Employer and affiliates.

    (b)        Employee shall use Employee’s best efforts to promote the interests of Employer and affiliates and shall devote Employee’s full business time (except as provided below), energy and skill exclusively to the business and affairs of Employer and affiliates during the Term set forth below in Paragraph 2; provided, however, that nothing herein shall prohibit Employee from spending time on philanthropic or personal investment activities.

2.      Term of Employment. The term of Employee’s employment hereunder (“Term”) shall commence on January 1, 2002 and shall continue until March 31, 2007 unless terminated as provided in Paragraph 10 of this Agreement. Provided that Employee is still employed by Employer, then on the first day of April of each calendar during Term, the Term shall be deemed automatically extended for an additional year.

3.      Compensation.

    (a)        Salary. As compensation for Employee’s services during the Term, Employer shall pay Employee a salary at the rate Seven Hundred Thousand ($700,000) per year. The Compensation Committee of the Board of Directors of 4Kids (“Compensation Committee”) shall have the right, but not the obligation, to provide Employee with salary increases, from time to time, in the sole discretion of the Compensation Committee.

    (b)        Withholding. All payments of compensation shall be made in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer. Employer shall be entitled to deduct from each salary payment, all deductions as may be required by law, including, without limitation, deductions for federal, state and local income taxes and FICA.

    (c)        Fringe Benefits. During the Term, Employee shall be entitled to participate in all insurance and other benefits as are now, or hereafter may be, established by Employer and affiliates for the benefit of all employees of Employer and affiliates, subject, however, to the provisions of the various benefit plans and programs in effect from time to time. Employee shall also be entitled to such additional benefits as may be made available to the senior executives of Employer and affiliates. The benefits described herein are hereinafter referred to as “Fringe Benefits”.

    (d)        Vacation. Employee shall be entitled to accrued vacation at the rate of four (4) weeks per calendar year during the Term.

    (e)        Expenses. (i) Employer shall reimburse Employee, in conformity with the expense reimbursement practices of Employer, for the reasonable, ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder. Employee shall submit all receipts, invoices and other such documents evidencing such expenses as may be required by the policy of Employer.

              (ii)        Employee shall be entitled to receive the sum of Two Thousand Forty Dollars ($2,240.00)

per month as an automobile allowance during the Term. In addition, Employer shall also pay all expenses related to automobile insurance. All such payments to, or for the benefit of Employee pursuant to this Paragraph 3 (e) (ii) shall be reflected as income to Employee on Employee’s W-2 statement.

4.        Bonus.

    (a)        Employee shall receive an annual bonus (“Bonus”) equal to ten (10%) of 4Kids’ Income Before Income Tax Provision but before deduction of the bonuses payable to Employees of Employer and affiliates (“4Kids PBT”). The 4Kids Income Before Income Tax Provision shall be the amount set forth in the 4Kids financial statements included in its annual report on Form 10K for the applicable calendar year.

    (b)        Employer shall pay Employee the Bonus in quarterly installments within ten (10) days after completion of the computation of the 4Kids PBT for the applicable quarter. The Bonus for the first three calendar quarters of the year shall be calculated based upon an amount equal to eighty-five (85%) of the PBT for such quarter. Within thirty (30) days after completion of the audited annual financial statements for Employer for each calendar year during the Term, Employer shall deliver to Employee a statement setting forth a computation of the Bonus for such full calendar year, the quarterly Bonus payments that have previously been made to Employee for such calendar year and any additional amounts of Bonus due Employer for such calendar year. Such Bonus statement shall be accompanied by a check in the amount of any additional Bonus payment that is due Employee.

5.        Stock Options.

    (a)        4Kids hereby grants to Employee options under the terms and conditions of the 2001 Stock Option Plan of 4Kids (“SOP”) to acquire one hundred forty thousand (140,000) shares of the common stock of 4Kids. The date of grant shall be January 2, 2002. The exercise price of such stock options shall be determined in accordance with the SOP. One Hundred percent (100%) of such stock options shall be vested as of the date of grant. The rights and obligations of the Employer and Employee with respect to any grant of stock options shall be set forth in the form Stock Option Agreement to be entered into by Employee and 4Kids.

    (b)        Employee shall also be eligible to receive additional grants of stock options as determined in the sole discretion of the Compensation Committee.

6.        Place of Employment. During the Term, Employee shall be required to perform Employee’s duties at the principal office of Employer in the New York City Metropolitan Area. Employee shall undertake all reasonable travel required by Employer and affiliates in connection with the performance of Employee’s duties hereunder.

7.        Non-Competition and Protection of Confidential Information.

    (a)        Employee agrees that his position with Employer places him in a position of confidence and trust with the clients and employees of Employer. Employee acknowledges that inasmuch as the business of Employer is carried on in several states of the United States and that it is the intention of Employer to continue to expand the geographic area in which Employer engages in its business and marketing efforts and accordingly, it is reasonable that the restrictive covenants set forth below are not limited by specific geographic area but by the location of Employer’s clients and potential clients. Employee further acknowledges that the rendering of services to the clients of Employer necessarily requires the disclosure to Employee of confidential information and trade secrets of Employer and its clients (such as without limitation, marketing and licensing plans and business strategies). Employee consequently agrees that it is reasonable and necessary for the protection of the goodwill and business of Employer that Employee make the covenants contained herein.

        Accordingly, Employee agrees that while he is in Employer’s employ and for a period of six (6) months thereafter, Employee shall not directly or indirectly:

    (i)        attempt in any manner to solicit from any client (except on behalf of Employer) business of the type performed by Employer or to persuade any client of Employer to cease to do business or to reduce the amount of business which any such client has customarily done or contemplates doing with Employer, whether or not the relationship between Employer and such client was originally established in whole or in part through Employee’s efforts;

    (ii)        employ or attempt to employ or assist anyone else to employ any person who is then or at any time during the preceding year was in Employer’s employ:,

    (iii)        render any services of the type rendered by Employer to its clients to or for any client of Employer unless such services are rendered as an employee or consultant of Employer.

        Notwithstanding anything herein to the contrary, the term “Employer,” as used in this Paragraph 7, shall mean Employer and affiliates. The term “client” shall mean (i) anyone who was then a client of Employer; (ii) anyone who was a client of Employer at any time during the one (1) year period immediately preceding the date of termination of employment; and (iii) any prospective client to whom Employer has made a formal presentation (i.e., the actual presentation of a marketing plan, licensing strategy and/or media plan) within a one (1) year period immediately preceding the date of such termination.

    (b)        Employee also agrees that either during the Term or at any other time thereafter, Employee shall not divulge to anyone (other than Employer or any persons designated by Employer) any confidential information relating to the business of Employer or its clients including, without limitation, all types of trade secrets, business strategies or marketing, licensing, advertising and/or promotional plans. Employee further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature other than in the performance of Employee’s duties hereunder without the prior written consent of Employer. For purposes of this Paragraph, the term “confidential information” shall not include information which becomes public knowledge other than through a breach of this covenant by Employee or any confidential information that Employee is required to disclose in any judicial or administrative proceeding pursuant to any subpoena or court order.

    (c)        If Employee commits a breach or is about to commit a breach of any of the provisions of Paragraph 7(a)and/or (b) above, Employer shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach will cause irreparable injury to Employer and that money damages will not provide an adequate remedy to Employer. In addition, Employer may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

    (d)        The parties acknowledge that the type and period of restriction imposed in the provisions of Paragraph 7(a) are fair and are reasonably required for the protection of Employer and the goodwill associated with the business of Employer. If any of the covenants in Paragraph 7(a) or any part thereof, is hereafter construed to be invalid or unenforceable the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

8.        Intellectual Property. Employee agrees that all ideas, proposals and plans invented or developed by Employee during the Term which relate to the business of Employer and affiliates or any of its clients including, without limitation, any ideas, proposals and plans which may be copyrighted, trademarked, patented or otherwise protected, will be the property of Employer and affiliates. Employee further agrees, at Employer’s and/or affiliates’ request and expense, to do whatever is necessary or desirable to secure the rights to said ideas, proposals and plans, whether by copyright, trademark, patent or otherwise. If requested by Employer and/or affiliates, Employee shall execute and deliver such documents of assignment as shall be necessary in Employer’s and/or affiliates’ sole judgement, to assign, transfer and convey all rights thereto to Employer and affiliates.

9.        Employee’s Representations. (a) Employee represents and warrants that:

    (i)        Employee has the right to enter into this Agreement and is not subject to any contract, commitment, agreement, arrangement or restriction of any kind which would prevent Employee from performing Employee’s duties and obligations hereunder;

    (ii)        Employee is currently in good health and to the best of Employee’s knowledge, Employee is not subject to any undisclosed medical condition which might have a material effect on Employee’s ability to perform satisfactorily Employee’s services hereunder.

10.        Termination.

    (a)        This Agreement may be terminated immediately on the death of Employee. In the event that Employer terminates this Agreement due to Employee’s death, Employee shall be paid Employee’s salary and shall continue to receive all Fringe Benefits hereunder through the end of the month in which Employee’s death has occurred. Employee’s estate shall also receive any Bonus that has been earned but has not been paid as of the date of Employee’s death and a proportionate share of any Bonus payable with respect to the calendar year in which Employee’s death occurs (such proportionate share to be calculated based on the number of days in the calendar year prior to Employee’s death as compared with 365).

    (b)        This Agreement may be terminated immediately on written notice in the event of the physical or mental disability of Employee to such an extent that Employee has been unable to render services to Employer and affiliates for a period of one hundred fifty (150) consecutive days in any consecutive twelve (12) month period or for non-consecutive periods aggregating two hundred ten (210) days in any consecutive twelve (12) month period. In the event that Employer terminates this Agreement due to Employee’s disability, Employee shall be paid Employee’s salary and shall continue to receive all Fringe Benefits hereunder until the date in which the termination for disability occurred. Employee shall also receive any Bonus that has been earned but has not been paid as of the date of Employee’s termination due to disability and a proportionate share of any Bonus payable with respect to the calendar year in which Employee’s termination due to disability occurs (such proportionate share to be calculated based on the number of days worked in the calendar year prior to Employee’s death as compared with 365). Any payments to Employee under any disability insurance or plan maintained by Employer shall be applied against and shall reduce the amount of the salary payable by Employer under this Agreement.

    (c)        Employer shall have the right at any time, by written notice to Employee, to immediately terminate this Agreement for “cause,” which for purposes of this Agreement shall be defined as:

    (i)        Employee’s conviction of any act which constitutes a felony under federal, state or local laws;

    (ii)        Employee’s repeated refusal (other than any failure to perform arising from a physical or mental disability) to act in accordance with the reasonable directions of the Board of Directors of 4Kids directing Employee to perform services consistent with Employee’s status as an officer of Employer, which refusal is not cured by Employee within twenty (20) days of Employee’s receipt of written notice thereof from Employer (provided, however, that if such breach cannot be cured within twenty (20) days and Employee commences the cure thereof and diligently pursues the same, such failure shall not constitute “cause” unless such breach is not cured in its entirety within thirty (30) days of Employee’s receipt of the written notice of breach).

    (iii)        Employee’s dishonesty, including embezzlement or misappropriation of funds;

    (iv)        Employee’s use of illegal drugs that impairs his ability to perform his duties hereunder;

    (v)        Employee’s use of alcohol that impairs his ability to perform his duties hereunder;

    (vi)        Employee’s material breach of any obligations of Employee which remains uncured for more than twenty (20) days after written notice thereof by Employer to Employee.

        In the event that Employer terminates this Agreement for “cause”, Employee shall be paid Employee’s salary and shall continue to receive all Fringe Benefits through the date of termination. Thereafter, Employer shall have no further obligation to Employee and Employee shall not receive any Bonus payments except for any Bonus earned but not yet paid with respect to the prior calendar year.

    (d)        Notwithstanding anything in this Agreement to the contrary, Employer shall have the right to terminate Employee for reasons other than those set forth in Paragraphs 10(a) and 10(c) (“Termination Without Cause”) by delivering a written notice of such termination to Employee. In the event such written notice of termination is delivered, Employee shall receive a payment equal to 2.99 times his average annual compensation (including Bonuses) paid by Employer to Employee during the five (5) calendar years prior to the Termination Without Cause. Such payment shall be made to Employee in a lump sum as of the date of the Termination Without Cause pursuant to this Paragraph 10 (d).

    (e)        In the event that Employee resigns or voluntarily terminates his employment by Employer, Employee shall not receive any further salary, Fringe Benefits or Bonuses hereunder other than as required by COBRA or any similar state law or subsequently enacted law replacing COBRA. Employee shall provide at least thirty (30) days written notice of such resignation or voluntary termination.

    (f)        (i) If during the Term, there shall occur a Change of Control (as defined below), Employee may, within six (6) months after the occurrence of the Change of Control, voluntarily terminate his employment in which case Employee shall be entitled to receive a payment equal to 2.99 times his average annual compensation (including Bonuses) paid by Employer during the five (5) calendar years prior to the Change of Control. Such payment shall be made to Employee in a lump sum as of the date that Employee voluntarily terminates his employment as provided in this Paragraph 10 (f).

    (ii)        For purposes of this Agreement, a Change in Control shall be deemed to have occurred on the first day on which a majority of Directors of Company do not consist of Continuing Directors (as defined below). For purposes of this Agreement, “Continuing Directors” shall mean individuals who constitute the Board of Directors of Company as of April 1, 2002 and any new director(s) whose election by the Board of Directors of Company or nomination for election by 4Kids’ shareholders was approved by a vote of a least two-thirds of the directors then in office who are Continuing Directors.

    (g)        Employee shall have the right to terminate this Agreement by delivering a written notice of termination to Employer in the event that Employer breaches any of its duties and obligations hereunder and fails to cure such breach within twenty (20) days after receipt of a written notice of breach from Employee. In the event Employee terminates this Agreement as provided in this subparagraph, Employee shall receive Employee’s full salary, Fringe Benefits and Bonus for each year during the remainder of the Term.

    (h)        Upon termination of this Agreement, Employee shall promptly return all of Employer’s and affiliates’ property to Employer.

    (i)        Notwithstanding any termination of this Agreement, Employee’s obligations to Employer and affiliates pursuant to Paragraphs 7 and 8 of this Agreement shall survive the termination of this Agreement.

11.        Life Insurance. Employer shall have the right to purchase life insurance on the life of Employee at Employer’s sole expense and with Employer and affiliates as the sole beneficiary thereof. Employee shall cooperate fully with Employer in obtaining such life insurance, sign any necessary consents, applications and other related forms or documents and take any required medical examinations reasonably required.

12.        Assignment. This Agreement is a personal contract and Employee may not assign, sell or transfer Employee’s rights, interests and obligations hereunder. Any assignment contrary to this Paragraph shall be null and void of no force and effect. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, Employer shall have no further liability for payments hereunder. The rights and obligations of Employer and affiliates hereunder shall be binding upon and run in favor of the successors and assigns of Employer and affiliates.

13.        Entire Understanding; Governing Law. This Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to the employment of Employee, which prior agreements and understandings are null and void and of no further force and effect. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within New York.

14.        Modification. This Agreement may not be amended, modified, canceled, discharged, extended or changed except by an agreement in writing signed by the party against whom enforcement of any such amendment, modification, cancellation, discharge, extension or change is sought.

15.        Headings. Paragraph headings contained in this Agreement are for convenience of reference only and shall not be considered a part of this Agreement.

16.        Severability. If any provision or if any part of any provision of this Agreement is found to be unenforceable, illegal or contrary to public policy by a court of competent jurisdiction, the parties agree that this Agreement shall remain in full force and effect except for such provision or part of any such provision held to be unenforceable.

17.        Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed effective when delivered in person, sent by overnight courier (e.g. Federal Express), telefaxed with a follow up copy by regular mail or sent by registered or certified mail, return receipt requested, in which case the notice shall be deemed effective on the date of deposit in the mails, postage prepaid, addressed to Employee at Employee’s then current home address and, in the case of Employer, addressed to Employer at its offices located at the address set forth on page 1. Any party may change the address to which notices are to be addressed by delivering a written notice to the other parties in accordance with the terms hereof.

18.        Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one instrument.

Signatures to follow

IN WITNESS WHEREOF, Employer and 4Kids have, by their appropriate officers signed this Agreement and Employee has signed this Agreement as of the day and year first above written.

4Kids Entertainment Licensing, Inc.
By: /s/ Samuel R. Newborn Samuel R. Newborn

/s/ Alfred R. Kahn Alfred R. Kahn

Agreed to and Accepted insofar as concerned: 4Kids Entertainment, Inc. By: /s/ Joseph P. Garrity Joseph P. Garrity